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                                                                  Exhibit 3.27.1

                               FIRST AMENDMENT TO
                                 REGULATIONS OF
                                 PABTEX GP, LLC



     This First Amendment to the Regulations of PABTEX GP, LLC (the "Company") is made and entered into and is effective as of this 29th day of January, 2001 (the "Effective Date"), by Southern Industrial Services, Inc. ("SIS"), the sole member of the Company.

                                    RECITALS
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     WHEREAS, Kansas City Southern Industries, Inc., a Delaware corporation
("Parent"), as the parent entity of SIS, is a party to that certain Credit Agreement with The Chase Manhattan Bank, as administrative agent, collateral agent, issuing bank and swingline lender ("Agent") dated January 11, 2000, as amended by that certain First Amendment dated as of June 30, 2000 (as so amended, the "Credit Agreement") and that certain Pledge Agreement dated January 11, 2000 (the "Pledge Agreement"); and

     WHEREAS, The Kansas City Southern Railway Company, Inc., a Missouri corporation ("Borrower"), is also a party to the Credit Agreement and to the Pledge Agreement; and

     WHEREAS, SIS, as a subsidiary entity of Parent and an affiliate of Borrower and as a party to the Pledge Agreement, wishes to amend the Regulations of the Company dated January 1, 2001 (the "Regulations") in order to revise its terms to comply with the terms of the Credit Agreement and the Pledge Agreement;

     NOW THEREFORE, SIS hereto wishes to amend the Regulations as described herein.

                                   AGREEMENTS
                                   ----------

     In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the party hereto agrees as follows:

     1. Paragraph 7 of the Regulations is hereby amended and restated in its entirety to read as follows:

           7. Amendment of Regulations. Any amendment or supplement to these Regulations shall only be effective if (i) in writing, (ii) if consented to and approved by the Member, and (iii) if approved in writing by Agent or its successors or assigns.

     2.  New Paragraph 11 is hereby added to the Regulations as follows:

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          11.  Application of Article 8 of Uniform Commercial Code.  Each
Interest in the Company shall be evidenced by a certificate. The Member hereby consents and agrees that any Interests in the Company shall be governed by the provisions of Article 8 of any Uniform Commercial Code, and that each Interest in the Company as evidenced by a certificate shall be deemed to be a security, as such term is defined in any provision of any Uniform Commercial Code. The Member further agrees that the Company shall not "opt out" of the provisions of
Article 8 of any Uniform Commercial Code without the prior written consent of Agent.

     3.  Paragraph 12 is hereby added to the Regulations as follows:

          12. Pledge of Interests. To secure, among other things, the payment and performance of the Obligations (as defined in that certain Credit Agreement with The Chase Manhattan Bank, as administrative agent, collateral agent, issuing bank and swingline lender ("Agent") dated January 11, 2000, as amended by that certain First Amendment dated as of June 30, 2000 (as so amended, the "Credit Agreement")) pursuant to the Credit Agreement and that certain Pledge Agreement dated January 11, 2000 (the "Pledge Agreement"), the Member authorizes and consents to the pledge of all of the Interests in the Company to Agent pursuant to the terms of Section 1 of the Pledge Agreement. The books and records of the Company shall be marked to reflect the pledge of such Interests to Agent. For so long as any Obligations remain outstanding, no Interest or any rights relating thereto will be transferred or further encumbered and no new Member will be admitted without the written consent of Agent and, if the Company is advised by Agent that an Event of Default (as defined in the Credit Agreement) has occurred under the Credit Agreement, the Company will comply with all provisions of the Pledge Agreement. No exercise by Agent of its rights under the Credit Agreement or the Pledge Agreement shall constitute a violation of or be prohibited by these Regulations and, notwithstanding anything in these Regulations to the contrary, Agent shall at its sole election succeed to the rights of the Member and be entitled to exercise all rights, including voting rights and rights to distributions, granted to it under the Credit Agreement or the Pledge Agreement.

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     IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first written above.


                                  SOLE MEMBER:

                                    SOUTHERN INDUSTRIAL SERVICES, INC.


                                      By: /s/ Michael Haverty
                                      Name: Michael Haverty
                                      Title: President
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